AGREEMENT AND PLAN OF REORGANIZATION

   This Agreement and Plan of Reorganization (the "Agreement"), entered into as of the 8th day of April, 2004, by and among IDS Life Insurance Company ("IDS Life"), a stock life insurance company organized and existing under the laws of the State of Minnesota, IDS Life Variable Annuity Fund A ("Fund A") and IDS Life Variable Annuity Fund B ("Fund B," Fund A and Fund B, each a "Current Fund" and together, the "Current Funds"), each a managed separate account established and existing under the insurance laws of the State of Minnesota, AXP(R) Variable Portfolio - Select Series, Inc. (the "VP Corporation"), a corporation organized and existing under the laws of the State of Minnesota, on behalf of AXP(R) Variable Portfolio - Core Equity Fund (the "New VP Fund"), and American Express Financial Corporation ("AEFC"), a corporation organized and existing under the laws of the State of Delaware (for the purposes of Article IV only), WITNESSETH, that

   WHEREAS, the Current Funds are registered with the Securities and Exchange Commission (the "Commission") as open-end, diversified management investment companies under the Investment Company Act of 1940 (the "1940 Act"), are each managed by a Board of Managers comprised of the same individuals, have identical investment objectives of long-term capital appreciation, and hold assets that are materially similar; and

   WHEREAS, the Current Funds currently support interests under variable annuity contracts (the "Contracts") that were registered under the Securities Act of 1933 (the "1933 Act"), and while those registration statements remain in effect and additional purchase payments are accepted under certain of those Contracts, new sales of the Contracts have been terminated; and

   WHEREAS, AEFC serves as investment adviser to the Current Funds; and

   WHEREAS, the VP Corporation is registered with the Commission as an open-end, management investment company and the New VP Fund is a diversified series thereof; and

   WHEREAS, the Board of Managers of Fund A has approved the transfer of assets of Fund A to the New VP Fund in exchange for shares of the New VP Fund and the restructuring of Fund A as a unit investment trust (the "New UIT A"), and the Board of Managers of Fund B has approved the transfer of assets of Fund B to the New VP Fund in exchange for shares of the New VP Fund and the restructuring of Fund B as a unit investment trust (the "New UIT B," New UIT A and New UIT B, each a "New UIT"), and each New UIT shall be registered with the Commission under the 1940 Act as a unit investment trust (the "Reorganization"); and

   WHEREAS, following the Reorganization, each New UIT shall be a passive investment vehicle with no Board of Managers, no investment adviser and no managed portfolio of investments, but shall invest exclusively in shares of the New VP Fund; and

   WHEREAS, following the Reorganization, the New VP Fund shall have a substantially similar investment objective and substantially similar investment policies and the same investment adviser as the Current Funds; and

   WHEREAS, the Board of Managers of each Current Fund has considered and approved the actions contemplated by this Agreement; and

   WHEREAS, the Boards of Directors of IDS Life and of the VP Corporation have each considered and approved the actions contemplated by this Agreement; and

   WHEREAS, this Agreement is conditioned upon approval of the Reorganization described herein by vote of a majority of the outstanding voting securities of Fund A and by vote of a majority of the outstanding voting securities of Fund B, as defined in the Minnesota Business Corporations Act, at a meeting of the owners of the Contracts (the "Contract Owners") called for that purpose, or any adjournments thereof;

   NOW THEREFORE, in consideration of the mutual promises made herein, the parties hereto agree as follows:

                                    ARTICLE I

                                  CLOSING DATE

   SECTION 1.01. The Reorganization contemplated by this Agreement shall be effective on such date as may be mutually agreed upon by all parties to this Agreement (the "Closing Date"). The time on the Closing Date as of which the Reorganization is consummated is referred to hereinafter as the "Effective Time."

   SECTION 1.02. The parties agree to use their best efforts to obtain all necessary regulatory and Contract Owner approvals and perform all other acts necessary or desirable to complete the Reorganization as of the Closing Date.

                                   ARTICLE II

                           REORGANIZATION TRANSACTIONS

   SECTION 2.01. As of the Effective Time, IDS Life, on behalf of the Current Funds, shall sell, assign, and transfer all cash (except, if required, for a minimal amount needed to keep bank accounts open), all securities and other investments held or in transit, all accounts receivable for sold investments, and all dividends and interest receivable (collectively, "portfolio assets") of the Current Funds to be held as the property of the New VP Fund.

   SECTION 2.02. In exchange for the portfolio assets of the Current Funds, the New VP Fund shall issue to IDS Life for allocation to each New UIT, shares of the New VP Fund, and the New VP Fund shall assume any unsatisfied liability incurred by the Current Funds before the Effective Time (other than liabilities associated with insurance obligations that will be assumed by the New UITs). For each Current Fund, the number of shares of the New VP Fund to be issued in the exchange shall be determined by dividing the value of the net assets of that Current Fund to be transferred, as of the close of trading on the Closing Date, by the initial per share value assigned to the shares of the New VP Fund.

   SECTION 2.03. As of the Effective Time, IDS Life shall cause the shares of the New VP Fund it receives pursuant to Section 2.02 above to be duly and validly recorded and held on its records as assets of each New UIT, such that the Contract Owners' interests in each New UIT after the Closing Date shall then be equivalent to their former interests in the Current Funds. IDS Life shall take all action necessary to ensure that such interests in each New UIT, immediately following the Effective Time, are duly and validly recorded on the Contract Owners' individual account records.

   SECTION 2.04. The shares of the New VP Fund to be issued hereunder shall be issued in open account form by book entry without the issuance of certificates. Each such share that is issued pursuant to Section 2.02 above shall be issued for a consideration equal to the initial value of shares of the New VP Fund.

   SECTION 2.05. If, at any time after the Closing Date, New UIT A, New UIT B, the New VP Fund, or IDS Life determine that any further conveyance, assignment, documentation, or action is necessary or desirable to complete the Reorganization contemplated by this Agreement or to confirm full title to the assets transferred, the appropriate party or parties shall execute and deliver all such instruments and take all such actions.

                                  ARTICLE III

                            WARRANTIES AND CONDITIONS

   SECTION 3.01. IDS Life, the Current Funds, and the New VP Fund, as appropriate, make the following representations and warranties, which shall survive the Closing Date and bind their respective successors and assigns (e.g., New UIT A and New UIT B):

   (a) IDS Life, the Current Funds and the VP Corporation are validly organized and established, and in good standing under the laws of the State of Minnesota, and are fully empowered and qualified to carry out their business in all jurisdictions where they do so, including entering into this Agreement and to effect the Reorganization contemplated hereby (provided that all necessary approvals referred to in Section 3.02 of this Agreement are obtained);

   (b) Each Current Fund and the VP Corporation are duly registered as open-end, management investment companies under the 1940 Act;

   (c) The Contracts are validly issued and non-assessable, and all of the Contracts issued through each Current Fund have been offered and sold in material compliance with applicable requirements of the federal securities laws;

   (d) All corporate and other proceedings necessary and required to be taken by IDS Life, the Current Funds and the VP Corporation to authorize and carry out this Agreement and to effect the Reorganization have been duly and properly taken;

   (e) There are no suits, actions, or proceedings pending or threatened against the Current Funds or the New VP Fund which, to its knowledge, if adversely determined, would materially and adversely affect its financial condition or the conduct of its business -- further, there are no suits, actions, or proceedings pending or threatened against any party to this Agreement which, to its knowledge, if adversely determined, would materially and adversely affect its ability to carry out its obligations hereunder;

   (f) There are no investigations or administrative proceedings by the Commission or by any insurance or securities regulatory body of any state or territory or the District of Columbia pending against the Current Funds or the New VP Fund which, to its knowledge, would lead to any suit, action, or proceeding that would materially and adversely affect its financial condition or the conduct of its business -- further, there are no investigations or administrative proceedings by the Commission or by any insurance or securities regulatory body of any state or territory or the District of Columbia pending against any party to this Agreement, to its knowledge, that would lead to any suit, action, or proceeding that would materially and adversely affect its ability to carry out its obligations hereunder;

   (g) Should any party to this Agreement become aware, prior to the Effective Time, of any suit, action, or proceeding, of the types described in paragraphs
(e) or (f) above, instituted or commenced against it, such party shall immediately notify and advise all other parties to this Agreement;

   (h) Immediately prior to the Effective Time, IDS Life shall have valid and unencumbered title to the portfolio assets of each Current Fund, except with respect to those assets for which payment has not yet been made;

   (i) Each party shall make available all information concerning itself which may be required in any application, registration statement, or other filing with a governmental body to be made by the New VP Fund, IDS Life, or each Current Fund, or any or all of them, in connection with any of the transactions contemplated by this Agreement and shall join in all such applications or filings, subject to reasonable approval by its counsel. Each party represents and warrants that all of such information so furnished shall be correct in all material respects and that it shall not omit any material fact required to be stated therein or necessary in order to make the statements therein not misleading;

   (j) Other than with respect to contracts entered into in connection with the portfolio management and custody of assets of the Current Funds which shall terminate on or prior to the Closing Date, no party is currently engaged, and the execution, delivery and performance of the Agreement by each party shall not result, in a material violation of any such party's charter, by-laws, or any material agreement, indenture, instrument, contract, lease or other undertaking to which such party is bound, and to such party's knowledge, the execution, delivery and performance of the Agreement shall not result in the acceleration of any obligation, or the imposition of any penalty, under any material agreement, indenture, instrument, contract, lease, judgment or decree to which any such party is bound; and

   (k) This Agreement is a valid obligation of IDS Life, the Current Funds and the VP Corporation and is legally binding upon them in accordance with its terms.

   SECTION 3.02. The obligations of the parties hereunder shall be subject to satisfaction of each of the following conditions:

   (a) The representations contained herein shall be true as of and at the Effective Time with the same effect as though made at such time, and such parties shall have performed all obligations required by this Agreement to be performed by each of them prior to such time;

   (b) The Commission shall not have issued an unfavorable advisory report under
Section 25(b) of the 1940 Act nor instituted any proceeding seeking to enjoin consummation of the Reorganization contemplated hereby;

   (c) The appropriate parties shall have received orders from the Commission providing such exemptions and approvals as they and their counsel reasonably deem necessary, and shall have made all necessary filings, if any, with, and received all necessary approvals from, state securities or insurance authorities;

   (d) The VP Corporation shall have filed with the Commission a registration statement on Form N-14 under the 1933 Act and such amendments thereto as may be necessary or desirable to effect the purposes of the Reorganization;

   (e) The VP Corporation shall have filed a notification of registration on Form N-8A under the 1940 Act, a registration statement on Form N-1A under the 1933 Act and the 1940 Act, and such amendments thereto as may be necessary or desirable to register the New VP Fund and its shares;

   (f) Each Current Fund shall have filed on Form N-4 a post-effective amendment to its registration statement under the 1933 Act and the 1940 Act, and such additional post-effective amendments thereto as may be necessary or desirable to effect the purposes of the Reorganization;

   (g) The appropriate parties shall have taken all actions necessary for the filings required by paragraphs 3.02(d) through (f) to become effective, and no reason shall be known by the parties which would prevent such filings from becoming effective in a timely manner;

   (h) At a meeting of the Contract Owners called for such purpose (or any adjournments thereof), a majority of the outstanding voting securities (as defined in the Minnesota Business Corporations Act) of the Current Funds shall have voted in favor of approving this Agreement and the Reorganization contemplated hereby, and shall also have voted to direct IDS Life to vote to:

     (1) elect a Board of Directors of the VP Corporation;

     (2) ratify the independent auditors of the New VP Fund;

     (3) approve the investment advisory agreement for the New VP Fund with AEFC; and

     (4) authorize AEFC, subject to VP Corporation board approval, to retain and replace subadvisers, or to modify subadvisory agreements, without shareholder approval.

   (i) The Board of Directors of the VP Corporation shall have taken the following action at a meeting duly called for such purposes:

     (1) approve this Agreement and adopted it as a valid obligation of the VP Corporation on behalf of the New VP Fund and legally binding upon it,

     (2) approve the investment advisory agreement between the VP Corporation on behalf of the New VP Fund and AEFC,

     (3) approve investment objectives, policies and restrictions for the New VP Fund that are substantially similar to the investment objectives, policies and restrictions of each Current Fund as in effect immediately prior to the Reorganization (which may include changes approved at the Contract Owner's meetings referred to above), and

     (4) authorize the issuance by the New VP Fund on the Closing Date of shares of the New VP Fund at their initial net asset value per share in exchange for the portfolio assets of each Current Fund as contemplated by this Agreement.

   (j) IDS Life and each Current Fund shall have received an opinion of counsel to the New VP Fund (who may be the same as counsel to IDS Life and the Current Funds) in form and substance reasonably satisfactory to IDS Life and the Current Funds to the effect that, as of the Closing Date:

     (1) the New VP Fund has been duly organized, is existing in good standing, and is authorized to issue its shares for the purposes contemplated by this Agreement and the VP Corporation is duly registered as an investment company under the 1940 Act,

     (2) the shares of the New VP Fund to be issued pursuant to the terms of this Agreement have been duly authorized and, when issued and delivered as provided herein, shall be validly issued, fully paid, and non-assessable,

     (3) all corporate and other proceedings required to be taken by or on the part of the New VP Fund to authorize and carry out this Agreement and effect the Reorganization have been duly and properly taken, and

     (4) this Agreement is a valid obligation of the New VP Fund and legally binding upon it in accordance with its terms;

   (k) The New VP Fund shall have received an opinion from counsel to IDS Life (who may be the same as counsel to the New VP Fund and the Current Fund) in form and substance reasonably satisfactory to the New VP Fund to the effect that, as of the Closing Date:

     (1) IDS Life and the Current Funds are validly organized and in good standing under the laws of the State of Minnesota and are fully empowered and qualified to carry out their business in all jurisdictions where they do so, including to enter into this Agreement and effect the transactions contemplated hereby,

     (2) all corporate and other proceedings necessary and required to be taken by or on the part of IDS Life and the Current Funds to authorize and carry out this Agreement and to effect the Reorganization have been duly and properly taken, and

     (3) this Agreement is a valid obligation of IDS Life and the Current Funds and legally binding upon them in accordance with its terms;

   (l) IDS Life, the Current Funds and the New VP Fund shall have received an opinion of Sutherland Asbill & Brennan LLP as to the federal income tax consequences of the Reorganization in form and substance reasonably satisfactory to IDS Life, the Current Funds and the New VP Fund to the effect that, as of the Closing Date:

     (1) IDS Life (including the Current Funds) will not recognize any gain or loss as a result of the restructuring of the Current Funds as New UITs,

     (2) IDS Life (including the Current Funds) will not recognize any gain or loss as a result of the transfer of the Current Funds' assets to the New VP Fund in exchange for shares of the New VP Fund and the assumption by the New VP Fund of the Current Funds' liabilities (other than liabilities associated with insurance obligations that will be assumed by the New UITs),

     (3) no gain or loss will be recognized by the New VP Fund upon the receipt of the Current Funds' assets solely in exchange for the issuance of New VP Fund shares and the assumption of the Current Funds' liabilities (other than liabilities associated with insurance obligations that will be assumed by the New UITs),

     (4) the New VP Fund's basis in the Current Funds' assets received will be the same as IDS Life's basis in those assets immediately prior to the Reorganization,

     (5) the New VP Fund's holding period for the transferred assets will include IDS Life's holding period therefor,

     (6) IDS Life's aggregate basis in the shares of the New VP Fund received in the Reorganization will be the same as the aggregate adjusted basis of the assets surrendered in exchange therefor reduced by the amount of any liabilities of the Current Funds assumed by the New VP Fund,

     (7) IDS Life's holding period in the shares of the New VP Fund received in the Reorganization will include its holding period for the assets surrendered in exchange therefor, provided such assets were held as capital assets on the Closing Date, and

     (8) no gain or loss will be recognized by the Contract Owners as a result of the Reorganization;

   (m) Each party shall have furnished, as reasonably requested by any other party, other legal opinions, officers' certificates, incumbency certificates, certified copies of board and committee resolutions, good standing certificates, and other closing documentation as may be appropriate for a transaction of this type.

                                   ARTICLE IV

                                      COSTS

   SECTION 4.01. AEFC shall bear all expenses in connection with effecting the Reorganization contemplated by this Agreement including, without limitation, preparation and filing of registration statements, applications, and amendments thereto on behalf of any and all parties hereto; and all legal, accounting, and data processing services necessary to effect the Reorganization.

                                    ARTICLE V

                                   TERMINATION

   SECTION 5.01. This Agreement may be terminated and the Reorganization abandoned at any time prior to the Effective Time, notwithstanding approval by the Contract Owners:

   (a) by mutual consent of the parties hereto;

   (b) by any of the parties if any condition set forth in Section 3.02 has not been fulfilled by the other parties; or

   (c) by any of the parties if the Reorganization does not occur on or before Dec. 31, 2004 and no subsequent date can be mutually agreed upon.

   SECTION 5.02. At any time prior to the Effective Time, any of the terms or conditions of this Agreement may be waived by the party or parties entitled to the benefit thereof if such waiver shall not have a material adverse effect on the interests of Contract Owners.

                                   ARTICLE VI

                                     GENERAL

   SECTION 6.01. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

   SECTION 6.02. This Agreement shall be governed by and construed and enforced in accordance with the laws of Minnesota, without regard to its principles of conflicts of law.

                                   ARTICLE VII

                                 INDEMNIFICATION

   SECTION 7.01. Each party will indemnify and hold the other and its officers and board members (each an "Indemnitee") harmless from and against any liability or other cost and expense, in connection with the defense or disposition of any action, suit, or other proceeding, before any court or administrative or investigative body in which the Indemnitee may be involved as a party, with respect to actions taken under this Agreement. However, no Indemnitee will be indemnified against any liability or expense arising by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of the Indemnitee's position.
   IN WITNESS WHEREOF, as of the day and year first above written, each of the parties has caused this Agreement to be executed on its behalf.

IDS LIFE INSURANCE COMPANY



By: /s/ Timothy V. Bechtold
    -------------------------
        Timothy V. Bechtold
        President

IDS LIFE VARIABLE ANNUITY FUND A



By: /s/ Timothy V. Bechtold
    -------------------------
        Timothy V. Bechtold
        President

IDS LIFE VARIABLE ANNUITY FUND B



By: /s/ Timothy V. Bechtold
    -------------------------
        Timothy V. Bechtold
        President

AXP(R) VARIABLE PORTFOLIO - SELECT SERIES, INC. ON BEHALF OF AXP(R) VARIABLE PORTFOLIO - CORE EQUITY FUND



By: /s/ Leslie L. Ogg
    -------------------------
        Leslie L. Ogg
        Vice President

The undersigned is a party to this Agreement for purposes of Article IV only.

AMERICAN EXPRESS FINANCIAL CORPORATION



By: /s/ Paula R. Meyer
    -------------------------
        Paula R. Meyer
        Senior Vice President and General Manager - Mutual Funds